EXHIBIT 99

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF SHAREHOLDERS OF HOLLAND BANCORP, INC.

     I hereby appoint Marlin Gray, M.D., and Philip Schneider, and each of them, my proxies, with the power of substitution, to vote all Common Shares of Holland Bancorp, Inc. (the "Corporation") that I am entitled to vote at the Special Meeting of Shareholders to be held at The Holland National Bank, Southridge Branch, 7240 South US 231, Huntingburg, Indiana, 47542 on Wednesday, September 20, 2000 at 7:30 p.m. local time, and any adjournments thereof, as provided herein.

     THIS PROXY WILL BE VOTED AS SPECIFIED. IN THE ABSENCE OF SPECIFICATIONS, THIS PROXY WILL BE VOTED FOR ITEM 1. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

     This proxy may be revoked at any time prior to its exercise upon compliance with the procedures set forth in the Corporation's Prospectus/Proxy Statement, dated August 11, 2000.

     SHAREHOLDERS SHOULD MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POST-PAID ENVELOPE.

     1. Merger of Holland Bancorp, Inc., with and into German American Bancorp.
          [ ] FOR     [ ]  AGAINST     [ ]  ABSTAIN

     2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Dated: _________________, 2000

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                                              Signature or Signatures

                                       (Please sign exactly as your name appears on this proxy. If shares are issued in the name of two or more persons, all such persons should sign. Trustees, executors and others signing in a representative capacity should indicate the capacity in which they sign).